 Exhibit 99.1

Cellectar Announces Plan to Explore Strategic Alternatives

Florham Park, N.J., April 30, 2025 (GLOBE NEWSWIRE) -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced that the company will explore a full range of strategic alternatives to advance its promising platform and radiopharmaceutical drug development pipeline to maximize stockholder value. Strategic alternatives under consideration may include, but are not limited to mergers, acquisitions, partnerships, joint ventures, licensing arrangements or other strategic transactions. The company’s board of directors has approved the engagement of Oppenheimer & Co. Inc. to serve as exclusive financial advisor to assist in the strategic evaluation process.

“We have initiated a process to explore alternatives available to the company to maximize stockholder value that includes identifying a strategic partner with the resources to develop iopofosine I 131. In addition to iopofosine I 131, our platform provides exciting opportunities including our alpha- and Auger-emitting radioconjugates, CLR 225 and CLR 125, respectively, in multiple solid tumor indications as well as our small molecule and oligonucleotide conjugates,” said James Caruso, president and chief executive officer of Cellectar.

The company has not set a timetable for completion of the strategic evaluation process and does not intend to disclose information on the progress of any such options unless and until it is determined that further disclosure is necessary. No agreement providing for any transaction has been reached and there can be no assurances that any transaction will result from the process of evaluating strategic alternatives. If the process for evaluating strategic alternatives results in an agreement regarding a transaction, there can be no assurances that any transaction will be completed.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is a late-stage clinical biopharmaceutical company focused on the discovery and development of proprietary drugs for the treatment of cancer, independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop the next-generation of cancer cell-targeting treatments, delivering improved efficacy and better safety as a result of fewer off-target effects.

The company’s product pipeline includes its lead assets: iopofosine I 131, a PDC designed to provide targeted delivery of iodine-131 (radioisotope); CLR 225, an actinium-225 based program being targeted to several solid tumors with significant unmet need, such as pancreatic cancer; and CLR 125, an iodine-125 Auger-emitting program targeted in solid tumors, such as triple negative breast, lung and colorectal, as well as proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

In addition, iopofosine I 131 has been studied in Phase 2b trials for relapsed or refractory multiple myeloma (MM) and central nervous system (CNS) lymphoma, and the CLOVER-2 Phase 1b study, targeting pediatric patients with high-grade gliomas, for which Cellectar is eligible to receive a Pediatric Review Voucher from the FDA. The FDA has also granted iopofosine I 131 six Orphan Drug, four Rare Pediatric Drug, and two Fast Track designations for various cancer indications. The EMA (European Medicines Agency) has granted iopofosine I 131 two Orphan Drug designations and PRIME designation for WM.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: X, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to identify suitable collaborators, partners, licensees or purchasers for our product candidates and, if we are able to do so, to enter into binding agreements with regard to any of the foregoing, or to raise additional capital to support our operations, or our ability to fund our operations if we are unsuccessful with any of the foregoing. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2024. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

INVESTORS:

Anne Marie Fields

Precision AQ

212-362-1200

annemarie.fields@precisionaq.com